Exhibit 99.1

MTS Systems Corporation 14000 Technology Drive Eden Prairie, MN 55344-2290 Telephone 952-937-4000 Fax 952-937-4515

News Release

FOR IMMEDIATE RELEASE May 5, 2014	For more information, contact: Susan Knight, Chief Financial Officer (952) 937-4000

MTS REPORTS FISCAL 2014 SECOND QUARTER FINANCIAL RESULTS

➢	Record orders of $163 million, representing 18 percent growth, driven by strong bookings in both Test and Sensors businesses
➢	Record backlog of $304 million generated by accelerating orders momentum, supporting future growth objectives
➢	Q2 revenues of $137 million, in-line with guidance, and GAAP EPS of $0.50, below guidance, driven by delays in Test backlog conversion and higher operating expenses
➢	Full year guidance ranges adjusted downward due to a higher than previously estimated mix of custom, engineered-to-order Test backlog; shifts revenue profile into fiscal 2015

 Eden Prairie, Minn., May 5, 2014 – MTS Systems Corporation (NASDAQ: MTSC), a leading global supplier of high-performance test systems and position sensors, today reported fiscal 2014 second quarter financial results.

“Overall, we are very pleased with the strong 18 percent growth in orders because it is a good indicator of MTS’s future performance,” said Dr. Jeffrey Graves, President and Chief Executive Officer of MTS Systems. “Our Test and Sensors businesses both posted very strong orders growth, 18 and 20 percent respectively, propelling the company to a record for the quarter, and providing a record backlog as we enter the second half of our fiscal year. These results were driven in part by improving market conditions, which give our customers the confidence to make capital and inventory-related purchasing decisions. Additionally, our new products were well received by our customers worldwide. We are beginning to realize benefits from our investments in our sales and service functions made over the last 18 months.

“Revenues were flat compared to the same quarter last year. Earnings per share, including $0.03 of restructuring costs, came in at $0.50 per share, below our previously forecasted range. Both revenue and earnings were impacted by product mix in our Test business, which was more heavily weighted towards custom, engineered-to-order projects than previously expected. This put a strain on available engineering resources to work on the increased level of customized products, resulting in a delay in revenue timing in the quarter. Additionally, the timing of customer project acceptances in Test negatively impacted revenue compared to our forecast. We also experienced higher-than-expected operating expenses in the quarter, some of which are not expected to repeat. With improving orders momentum, our primary focus is on operational execution to ensure that we can respond to the improving market conditions that we are now experiencing,” said Graves.

MTS News Release

Second Quarter Results

Orders were $163.2 million, up 18 percent compared to the fiscal 2013 second quarter. Approximately half of the increase was from base order growth and half was from a $13.5 million increase in Test large orders (>$5 million). Test orders increased 18 percent and Sensors orders growth was 20 percent. There were two large Test orders in the quarter totaling $19.0 million compared to one large Test order of $5.5 million in the same period last year. Backlog at the end of the quarter was a record high of $304 million, up 6 percent, and net of an $11 million ground vehicle order cancellation related to Formula 1 racing.

Revenue was $137.3 million, relatively flat compared to the prior year, as 15 percent growth in Sensors was largely offset by a 3 percent decline in Test.

As previously communicated, as a result of productivity benefits from investments in Test business processes, MTS initiated workforce and other cost-reduction actions that resulted in restructuring charges in both the first and second quarters of fiscal 2014. The second quarter included a pretax restructuring charge for severance and related costs of $0.6 million, or $0.03 per share, bringing the total year-to-date pre-tax restructuring charge to $4.8 million. Up to an additional $1.0 million of restructuring charges are anticipated in the third quarter, which would result in total restructuring charges within the previously communicated range of $4 to $6 million. The restructuring charge in the second quarter impacted gross margin by $0.4 million and operating expenses by $0.2 million.

Excluding the restructuring charge, gross profit increased $2.0 million compared to the prior year on higher revenue in Sensors. The gross margin rate increased 1.3 percentage points, as a result of a higher mix of Service and short-cycle projects in Test. Income from operations declined 17 percent resulting from a $4.7 million increase in operating expenses, which were driven by higher sales commissions and ongoing investments in the selling organization of $2.8 million to support revenue growth. Research and development expense increased $1.2 million. A currency loss of $0.3 million was $0.9 million lower than last year. The tax rate for the quarter increased to 34.8 percent from 23.8 percent primarily due to the reinstatement of the R&D tax credit in the prior year. Earnings per share were $0.53, excluding the restructuring charge. See “Non-GAAP Financial Measures” below for further information.

Including the restructuring charge, gross profit of $55.5 million was up 3 percent compared to the prior year and the gross margin rate was 40.4 percent. Income from operations totaled $12.4 million, down 21 percent compared to the prior year. Earnings per share were $0.50, compared to $0.69 per share in the prior year.

Uses of Cash

Cash and cash equivalents at the end of the second quarter totaled $43.7 million, compared to $53.5 million at the end of the first quarter of fiscal 2014. During the second quarter, operating activities generated cash of $0.3 million, as earnings were largely offset by $5.9 million of cash used for additional working capital. During the second quarter, the Company paid $4.6 million in dividends to shareholders, used $12.3 million to purchase approximately 172,600 shares of its common stock, and invested $5.9 million in capital expenditures, largely targeted to improve operational productivity.

MTS News Release

Segment Results

Test Segment:

“This was a strong quarter for the Test business with order increases in the mid-to-high teens for both products and services, with strong demand across all major market segments and geographies,” Graves said. “Looking to the future, our backlog of orders, as well as our opportunity pipeline, are at record highs reflecting increasing customer confidence about the need for additional testing products and services. The increased opportunity pipeline, which was up 14 percent over the same quarter last year, was particularly noteworthy given the pronounced drop in order deferral rates in the quarter, which returned to its historical normal level of approximately 56 percent. This trend supports our growth outlook for the Test business.”

“Test revenues for the quarter were down 3 percent to $110.9 million, impacted by our product mix, which was weighted toward custom, engineered-to-order products rather than standard products. This product mix was partially offset by strong revenue growth of 21 percent in our Service business. In addition to volume and mix, operating income in Test was impacted by our previously discussed restructuring charges as well as higher operating expenses. Excluding the restructuring charges, gross profit and gross margin both improved slightly in the quarter. Income from operations was down due to continued investments in our global sales, service and research and development efforts, all focused on capturing future growth opportunities,” Graves said.

Test segment orders were $134.3 million, up 18 percent compared to the prior year. Product and service order growth was 19 percent and 14 percent, respectively, primarily driven by variability in large-order timing and growth in base orders. Base orders increased 7 percent and large orders were $19.0 million compared to $5.5 million in the prior year. Test backlog of $286 million grew 5 percent, net of the previously mentioned $11 million order cancellation, a rare event for the Company.

Excluding the restructuring charge, gross profit increased $0.4 million and the gross margin rate increased 1.3 percentage points, driven by a higher mix of Service and short-cycle projects. Operating expenses increased $4.1 million compared to the prior year. The increase was driven by continued investment in global sales coverage, sales commissions, and research and development to accelerate growth. Income from operations declined $3.7 million, primarily due to higher operating expenses.

Including the previously mentioned restructuring charge of $0.4 million, gross profit was $41.3 million, flat compared to the same quarter last year. The gross margin rate was 37.2 percent, an increase of 0.9 percentage points. Income from operations totaled $7.7 million, down $4.3 million compared to the prior year, driven by higher operating expenses and the restructuring charge.

Sensors Segment:

“We are very excited about the growth trends the Sensors business is experiencing as it continues to gain traction in its markets through the introduction of new products and strengthening of the markets in the Americas, Europe and Asia,” said Dr. Graves.

Sensor orders rose 20 percent in the quarter, to a record $28.8 million, with industrial and mobile hydraulic applications growing 17 and 54 percent respectively. Momentum built throughout the quarter, including an increase in blanket orders, reflecting increased customer confidence in the economic outlook. Sensors backlog at quarter end was robust at $19 million, up 27 percent from the same period last year.

Sensors revenue grew 15 percent to $26.5 million, on higher beginning backlog and order volume. Gross profit was $14.2 million, up 13 percent compared to the same quarter last year. The gross margin rate was 53.8 percent, down 1.0 percentage point compared to the prior year, driven by significant sales improvement in certain industrial and mobile hydraulic markets with slightly lower margins. Operating expenses increased $0.7 million, compared to the prior year, primarily due to continued investment in global sales coverage, marketing, and research and development. Income from operations was $4.6 million, up 28 percent compared to the prior year.

MTS News Release

Outlook

“Our strong order performance for both the Test and Sensors businesses combined with a record Test opportunity pipeline of over $915 million of potential new orders, positions us well for growth as we move through the second half of our fiscal year and into fiscal 2015. However, our current product mix in the Test business has pushed more of our backlog conversion into fiscal 2015 than previously expected. For this reason, we are adjusting our outlook for the remainder of fiscal 2014 downward. We expect revenue for the year to be $580 to $590 million, compared to the previous guidance range of $585 to $605 million, and earnings per share excluding the restructuring charge, to be $3.40 to $3.55 per share, compared to the previous guidance range of $3.35 to $3.50 per share. More specifically, within the second half of the year, a larger percentage of the revenue and earnings is expected to occur in the fourth quarter” said Dr. Graves.

Dr. Graves concluded by saying, “From a global economic perspective, we expect market conditions to continue to be favorable, which should provide us with continued orders momentum in the second half of fiscal 2014 and into fiscal 2015. With our business process improvements, record backlog, productivity potential, and sales and service improvements in our Test business, combined with continued strong demand in the Sensors business, we believe MTS is positioned well moving forward and that we will be able to further capitalize on our growth opportunities around the world.”

Non-GAAP Financial Measures

We believe that disclosing earnings per share excluding the impact from the restructuring charge is useful to investors as a measure of operating performance. We use this as one measure to monitor and evaluate operating performance. Earnings per share excluding this cost is a financial measure that does not reflect generally accepted accounting principles (GAAP).We calculate this measure by adding back the after-tax effect of the restructuring charges to net income and dividing the result by the weighted average shares outstanding. Investors should consider this non-GAAP financial measure in addition to, not as a substitute for or better than, financial measures prepared in accordance with GAAP. A reconciliation of the components of this measure to the most directly comparable GAAP financial measure is included in Exhibit B to this release.

Second Quarter Conference Call

A conference call will be held on May 6, 2014, at 10 a.m. EDT (9 a.m. CDT). Call +1-719-325-2420 (Toll Free: +1-888-329-8877); and reference the conference pass code “3727600”. Telephone replay will be available until 12 p.m. CDT, May 13, 2014. Call +1-719-457-0820 (Toll Free: +1-888-203-1112); and reference the conference pass code “3727600”.

A transcript of the call can also be accessed from the MTS website at http://www.mts.com/en/Investor/index.htm. It will be available on or about May 8, 2014.

MTS News Release

About MTS Systems Corporation

MTS Systems Corporation’s testing hardware and software solutions help customers accelerate and improve their design, development, and manufacturing processes and are used for determining the mechanical behavior of materials, products, and structures. MTS’ high-performance position sensors provide controls for a variety of industrial and vehicular applications. MTS had 2,299 employees at September 28, 2013 and revenue of $569 million for the fiscal year ended September 28, 2013. Additional information on MTS can be found at www.mts.com.

This release contains “forward-looking statements” made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties, as well as assumptions, that could cause actual results to differ materially from historical results and those presently anticipated or projected. Statements made under the heading “Outlook” are forward-looking statements, and words such as “may,” “will,” “should,” “expects,” “intends,” “projects,” “plans,” “believes,” “estimates,” “targets,” “anticipates,” and similar expressions identify forward-looking statements in other parts of the release.

Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate. Many factors could cause actual results to differ materially and adversely from these forward-looking statements. Among these factors are risks related to: government contracting; the Company’s significant international business including but not limited to currency value fluctuations, difficulty enforcing agreements and collecting receivables, import and export matters, higher danger of terrorist activity, difficulty in staffing and compliance with laws; volatility in the global economy; competition; failure to achieve the Company’s growth plans for the expansion of its business because the Company’s long-term success depends on its ability to expand its business through new product development, mergers and acquisitions, geographic expansion and service offerings, all of which are subject to inherent risks including but not limited to market demand, market acceptance of products and the ability to advance technology; costs related to development and manufacture of first-of-its-kind products; difficulties obtaining the services of skilled employees; the implementation of business process changes and associated restructuring of the Test business; failure to protect its intellectual property effectively or infringement upon the intellectual property of others; product liability claims and commercial litigation; difficulty obtaining materials or components for its products; government regulation; the irregularity and development of sales, delivery and acceptance cycle for the Company’s products; the Company’s customers are in cyclical industries; interest rate fluctuations; the Company may be required to recognize impairment charges for long-lived assets; and cost, reputational and other risks associated with disclosing use of conflict minerals. For a more thorough discussion of the risks associated with our business, see the “Risk Factors” section in the Company’s most recent SEC Form 10-K, 10-Q and 8-K filings. Except as required by law, the Company does not undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

MTS News Release

MTS SYSTEMS CORPORATION

Consolidated Statements of Income

(unaudited - in thousands, except per share data)

	Three Fiscal Months Ended		Six Fiscal Months Ended
	March 29, 2014	March 30, 2013	March 29, 2014	March 30, 2013
Revenue	$137,343	$136,917	$275,753	$279,585
Cost of sales	81,809	83,012	165,680	169,078
Gross profit	55,534	53,905	110,073	110,507
Gross margin	40.4%	39.4%	39.9%	39.5%

Operating expenses:
Selling, general and administrative	36,389	32,694	71,078	64,187
Research and development	6,791	5,588	12,494	10,640
Total operating expenses	43,180	38,282	83,572	74,827

Income from operations	12,354	15,623	26,501	35,680
Operating margin	9.0%	11.4%	9.6%	12.8%

Interest expense, net	(205)	(150)	(365)	(144)
Other expense, net	(211)	(954)	(503)	(502)

Income before income taxes	11,938	14,519	25,633	35,034
Provision for income taxes	4,159	3,458	8,709	10,190
Net income	$7,779	$11,061	$16,924	$24,844

Earnings per share:
Basic-
Earnings per share	$0.51	$0.70	$1.11	$1.58
Weighted average number of common shares outstanding - basic	15,245	15,723	15,299	15,696

Diluted-
Earnings per share	$0.50	$0.69	$1.09	$1.56
Weighted average number of common shares outstanding - diluted	15,434	15,928	15,487	15,887

MTS News Release

MTS SYSTEMS CORPORATION

Condensed Consolidated Balance Sheets

(unaudited - in thousands, except per share data)

	March 29, 2014	September 28, 2013
ASSETS

Current Assets:
Cash and cash equivalents	$43,720	$48,333
Accounts receivable, net	120,030	102,860
Unbilled accounts receivable	63,933	75,988
Inventories	79,407	77,989
Other current assets	26,531	24,093
Total current assets	333,621	329,263

Property and equipment, net	81,304	78,399

Goodwill	16,469	16,624
Intangibles, net	17,656	19,656
Other assets	6,505	7,335
Total Assets	$455,555	$451,277

LIABILITIES AND SHAREHOLDERS’ INVESTMENT

Current Liabilities:
Short-term borrowings	$45,000	$35,000
Accounts payable	28,224	29,816
Advance payments from customers	49,967	44,929
Other accrued liabilities	61,297	64,418
Total current liabilities	184,488	174,163

Other long-term liabilities	22,983	20,577
Total Liabilities	207,471	194,740

Shareholders’ Investment:
Common stock, $0.25 par; 64,000 shares authorized: 15,180 and 15,408 shares issued and outstanding as of March 29, 2014 and September 28, 2013, respectively	3,795	3,852
Retained earnings	232,024	240,348
Accumulated other comprehensive income	12,265	12,337
Total shareholders’ investment	248,084	256,537
Total Liabilities and Shareholders’ Investment	$455,555	$451,277

MTS News Release

Exhibit A

MTS SYSTEMS CORPORATION

Segment Financial Information

(unaudited - in thousands)

	Three Fiscal Months Ended
Test Segment	March 29, 2014	March 30, 2013	% Variance
Orders	$134,338	$113,677	18%

Revenue	$110,885	$113,943	-3%
Cost of sales	69,597	72,621	-4%
Gross profit	41,288	41,322	0%
Gross margin	37.2%	36.3%

Operating expenses	33,547	29,316	14%

Income from operations(1)	$7,741	$12,006	-36%

Sensors Segment

Orders	$28,818	$24,063	20%

Revenue	$26,458	$22,974	15%
Cost of sales	12,212	10,391	18%
Gross profit	14,246	12,583	13%
Gross margin	53.8%	54.8%

Operating expenses	9,633	8,966	7%

Income from operations	$4,613	$3,617	28%

Total Company

Orders	$163,156	$137,740	18%

Revenue	$137,343	$136,917	0%
Cost of sales	81,809	83,012	-1%
Gross profit	55,534	53,905	3%
Gross margin	40.4%	39.4%

Operating expenses	43,180	38,282	13%

Income from operations(1)	$12,354	$15,623	-21%

(1)	Income from operations for the three fiscal months ended March 29, 2014 includes severance and related charges of $592 thousand, of which $415 thousand and $177 thousand are reported in Cost of Sales and Operating Expenses, respectively.

MTS News Release

EXHIBIT B

MTS SYSTEMS CORPORATION

Reconciliation of Earnings Per Share Excluding Restructuring Charges to GAAP Measure

For the Three Fiscal Months Ended March 29, 2014

(unaudited - in thousands, except per share data)

Net income	$7,779
Restructuring charge, net of tax impact of $0.2 million	396
Net income excluding restructuring charges *	$8,175

Earnings Per Share	$0.50
Earnings Per Share - Impact of restructuring charges	0.03
Earnings per share excluding restructuring charges *	$0.53

* Denotes Non-GAAP financial measure